Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of TRC Companies, Inc. on Form S-8 of our report dated September 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for long-term fixed price contracts effective July 1, 2002), appearing in the Annual Report of TRC Companies, Inc. on Form 10-K for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California

December 14, 2004